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                                                                      EXHIBIT 99
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[LITTELFUSE LOGO]                                                           NEWS
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                               Littelfuse, Inc.
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                               800 East Northwest Highway  Des Plaines, IL 60016
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NEWS RELEASE                   (847) 824-1188 o (847) 392-0894 - FAX #
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CONTACT:  PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO   (847) 391-0566


        LITTELFUSE PURCHASES MAJORITY OWNERSHIP OF HEINRICH INDUSTRIE AG
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          Acquisition of WICKMANN Group Products Strengthens Leadership
                              in Circuit Protection


DES PLAINES, ILLINOIS, MAY 5, 2004 - Littelfuse, Inc. (Nasdaq/NMS: LFUS) today announced that it has entered into a definitive agreement to acquire an 82% stake in Heinrich Industrie AG for euro39.5 million (approximately $47.2 million) in cash. Closing of the transaction is expected to take place on May 6, 2004. Littelfuse will purchase the controlling interest in Heinrich Industrie from the company's two largest shareholders and later this quarter will initiate a tender offer for the remaining shares of the publicly held company. Littelfuse will finance the transaction through cash on hand and use of its existing credit facility.

         Heinrich Industrie, headquartered in Essen, Germany, has annualized sales of approximately euro75 million. It is the holding company for the WICKMANN Group of circuit protection products, which has three business units: electronic, automotive and electrical. Heinrich Industrie is one of the leading global companies in the fuse industry, with strong market positions in Europe, especially Germany, and a growing presence in Asia. Heinrich's shares are traded on the Dusseldorf, Frankfurt and Stuttgart Stock Exchanges.

         "Heinrich is a good strategic fit with Littelfuse," said Howard B. Witt, Chairman, President and Chief Executive Officer. "The addition of the WICKMANN Group product line further strengthens our position as the worldwide leader in circuit protection. With similar products and markets, the combination of our two companies will provide opportunities for future growth," added Witt.

         "Over the years, we have developed a great deal of respect for the products and people of Heinrich. The company is well known around the world for its products, reliability and dedication to new product development. It has excellent customer relationships and strategically located


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manufacturing facilities. We serve many of the same markets with complementary products and both companies have a commitment to technology, quality and customer service. Together we are a powerful combination that can further enhance the value we bring to our customers," said Witt.

         Witt said the acquisition expands Littelfuse's product offerings for the electronic market with the addition of the WICKMANN TR5(R) and TE5(R) fuse technology, which is used in power supplies for portable products such as mobile phones and personal computers. "Heinrich has the worldwide leadership position in this product category, the one major fuse product that Littelfuse does not currently manufacture," said Witt.

         "While Heinrich is currently operating at lower margins than Littelfuse, we expect that over the long term we can achieve the same level of profitability with Heinrich as we have in our core business," said Phil Franklin, Vice President, Operations Support and Chief Financial Officer. "The addition of Heinrich is expected to have a neutral to slightly accretive impact on Littelfuse earnings in 2004," added Franklin.

         The WICKMANN Group's electronic products are marketed under the WICKMANN name. The product line includes miniature, sub-miniature, surface mount and other fuses for a variety of electronic devices in the consumer, data and telecom markets. Automotive products sold under the PUDENZ name include blade fuses, bolt down fuses, fuseholders and aftermarket fuse products for vehicles and automotive equipment. Products for the electrical business are marketed under the EFEN name and include power fuses and fuse switches for electric power distribution equipment and other industrial applications. Annualized sales by unit are approximately euro35 million for electronic, euro15 million for automotive and euro25 million for electrical.

         Heinrich has approximately 900 employees. The company has facilities in Germany, Hungary and China, and sales offices in key regions throughout the world.
         Littelfuse management will host a conference call on Thursday, May 6, 2004 at 9:00 a.m. Eastern/8:00 a.m. Central time to discuss the acquisition. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2004, and can be accessed through the company's Web site listed above.



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         Littelfuse is a global company offering the broadest line of circuit protection products in the industry. In addition to its Des Plaines world headquarters, Littelfuse has manufacturing facilities in England, Ireland, Switzerland, Mexico, China and the Philippines, as well as in Des Plaines and Arcola, Illinois and Irving, Texas. It also has sales, engineering and distribution facilities in the Netherlands, Singapore, Hong Kong, Korea, Taiwan, Japan and Brazil.

         For more information, please visit Littelfuse's web site at www.littelfuse.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.




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